Exhibit 10.4

Execution Version [Conformed]

DELIVERED BY E-MAIL

May 20, 2025

Sarah B. Kavanagh

Director

Dear Ms. Kavanagh:

Letter Agreement

Further to the meeting of the board of directors (the BHCI Board) of Bausch Health Companies Inc. (the Company) held yesterday, this letter agreement sets forth certain agreements between you and the Company regarding the matters discussed herein.

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the parties hereto, the parties agree:

1	for purposes of this letter agreement:

(a)	B+L” means Bausch + Lomb Corporation; and

(b)	“B+L Board” means the board of directors of B+L;

2	that should you engage in a Specified Action (as such term is defined below), you shall immediately tender your resignation from both the BHCI Board and the B+L Board;

3	as long as you have not engaged in a Specified Action:

(a)

the Company will support you if you are named as a management nominee for election to the B+L Board and shall vote (or cause to be voted), in respect of any meeting of shareholders of B+L at which an election of directors is held, all voting securities of B+L of which it, directly or indirectly, has ownership or over which it exercises control or direction, in each case that are entitled to be voted at such meeting, in your favour; and

(b)

the BHCI Board shall not form any new committee (other than committees formed solely for the purposes of addressing matters for which there are actual conflicts of interest involving you) without offering you the opportunity to be a member of such committee.

BHCI represents and warrants that it has entered into agreements in respect of each of the members of the BHCI Board that are also members of the B+L Board and nominees for election to the B+L Board (a Dual Nominee) and copies of such agreements are attached hereto (the Dual Nominee Agreements). If, following the execution of this letter agreement, any Dual Nominee Agreement is terminated (other than by virtue of such director’s resignation from the BHCI Board) or modified, then such termination or modification shall be simultaneously offered to you. For the avoidance of doubt, the provisions of this paragraph apply solely in respect of this letter agreement and not any other agreement.

For purposes of the foregoing, “Specified Actions” means any of the following actions taken following the date hereof (other than in your capacity as a director of the Company on behalf of the BHCI Board):

1.

knowingly instigate or support any proxy contest in any way against the Company regarding any matter, including the election of directors at any annual general meeting or special meeting of the Company’s stockholders;

2.

present (or request to present) at any annual general meeting or any special meeting of the Company’s stockholders, any proposal for consideration for action by stockholders or engage in any solicitation of proxies or consents or become a “participant” in a “solicitation” (as such terms are defined in Regulation 14A under the Securities Exchange Act of 1934, as amended) of proxies or consents (including, without limitation, any solicitation of consents that seeks to call a special meeting of stockholders of the Company);

3.

grant any proxy, consent or other authority to vote with respect to any matters (other than to the named proxies included in the Company’s proxy card for any annual general meeting or special meeting of stockholders) or deposit any voting securities in a voting trust or subject them to a voting agreement or other arrangement of similar effect (excluding customary brokerage accounts, margin accounts, prime brokerage accounts and the like);

4.

seek, or knowingly encourage any person, to submit nominations in furtherance of a “contested solicitation” for the election or removal of directors with respect to the Company or, except as expressly provided in this Agreement, seek, encourage or take any other action with respect to the election or removal of any directors of the Company; or

5.

acquire, offer or propose to acquire any voting securities or rights to acquire any voting securities if after the taking of any such action, the undersigned would, in aggregate, beneficially own more than 19.99% of the then outstanding common shares of the Company (provided that the foregoing does not apply to securities that were acquired directly from the Company by the undersigned as or pursuant to director compensation for serving as a director of the Company).

Each of the parties hereto represents and warrants that: (a) it has the power, capacity and authority to execute, deliver and carry out the terms and provisions of this letter agreement and to consummate the transactions contemplated hereby; and (b) this letter agreement has been duly authorized, executed and delivered by it and constitutes a legal, valid and binding obligation enforceable against it in accordance with its terms.

Each of the parties hereto recognizes and agrees that if for any reason any of the provisions of this letter agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, the parties agree that in addition to other remedies the other party shall be entitled to at law or equity, the other party shall be entitled to an injunction or injunctions to prevent breaches of this letter agreement and to enforce specifically the terms and provisions of this letter agreement. In the event that any action shall be brought in equity to enforce the provisions of this letter agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law.

The parties hereby agree to maintain, and to cause their respective representatives, to maintain, the confidentiality of the negotiation of this letter agreement and related matters which have not previously been made public, and no party shall disclose any information relating to the foregoing except as required by law, regulation or rules of any applicable stock exchange.

THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES OF SUCH STATE.

This letter agreement may be executed (including by facsimile or PDF) in two or more counterparts which together shall constitute a single agreement. This letter agreement shall not be assignable by any of the parties to this agreement. This letter agreement, however, shall be binding on successors of the parties hereto. This letter agreement shall terminate and be of no further force or effect upon your resignation from the BHCI Board; provided, however, that Sections 2 and 3(a) hereof shall survive until the next annual meeting of the shareholders of B+L to be held following such resignation from the BHCI Board.

If the terms of this letter agreement are in accordance with your understandings, please sign and return this letter agreement to the undersigned.

Yours very truly,

BAUSCH HEALTH COMPANIES INC.

Per:	/s/ Seana Carson
Name: Seana Carson
Title: Executive Vice President, General Counsel

ACKNOWLEDGED AND AGREED TO, as of the date first above written.

SARAH B. KAVANAGH

/s/ Sarah B. Kavanagh
Sarah B. Kavanagh